Exhibit 99.2

3e TECHNOLOGIES INTERNATIONAL, INC.

CONDENSED BALANCE SHEET

As of June 30, 2006

(Unaudited and in thousands, except share data)

June 30, 2006
ASSETS
Current assets:
Cash and cash equivalents	$185
Accounts receivable, net of allowance for doubtful accounts of $29	5,561
Inventories	1,239
Deferred income taxes	223
Income tax receivable	—
Other current assets	414

Total current assets	7,622
Property, plant and equipment, net	222
Deferred income taxes, net of current portion
Intangible assets, net of accumulated amortization	265
Other assets	65

TOTAL ASSETS	$8,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$1,578
Convertible note payable	—
Accounts payable and accrued expenses	5,162
Accrued salaries and related liabilities	814
Provision for overapplied indirect rates	380
Income taxes payable	248

Total current liabilities	8,182
Current liabilities:
Deferred rent	—

Total Long Term Liabilities	—

TOTAL LIABILITIES	8,182

Commitments and Contingencies:
Stockholders’ equity:
Preferred stock - Class A	1,641
Common stock - Class A	301
Common stock - Class B	22
Additional paid-in capital	616
Accumulated deficit	(2,588)

TOTAL STOCKHOLDERS’ EQUITY	(8)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,174

3e TECHNOLOGIES INTERNATIONAL, INC.

CONDENSED STATEMENTS OF OPERATIONS

For the year-to-date periods ended June 30, 2006 and 2005

(Unaudited and in thousands, except share and per share data)

	Year-to-date Periods Ended
	June 30, 2006	June 30, 2005
Revenues	$13,067	$12,596
Cost of revenues	8,227	7,122

Gross Profit	4,840	5,474

Sales, development and administrative expenses	3,938	4,701

Income from operations	902	773
Other income (expense)
Acquisition expenses	(1,497)	—
Interest expense	(102)	(63)

Income before income taxes	(697)	710
Income tax provision/(benefit)	289	218

Net income	$(986)	$492

3e TECHNOLOGIES INTERNATIONAL, INC.

CONDENSED STATEMENTS OF CASH FLOWS

For the year-to-date periods ended June 30, 2006 and 2005

(Unaudited and in thousands)

	Year-to-date Periods Ended
	June 30,	June 30,
	2006	2005
Cash flows from operating activities:
Net income / (loss)	$(986)	$492

Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	82	92
Deferred income taxes	16	—
Changes in operating assets and liabilities:
Accounts receivable	363	2,338
Inventories	(433)	(889)
Income tax receivable	25	(30)
Other current assets	(86)	(220)
Accounts payable and accrued expenses	1,403	(616)
Accrued salaries and related liabilities	(163)	141
Provision for overapplied indirect rates	(236)	(6)
Income tax payable	248	(148)
Other	2	(8)

Total adjustments	1,221	654

Net cash provided by operating activities	235	1,146

Cash flows from investing activities:
Purchase of property, plant and equipment	(26)	(92)

Net cash used in investing activities	(26)	(92)

Cash flows from financing activities:
Proceeds from line of credit, net	(841)	(683)
Proceeds from convertible note payable	641	—
Conversion of convertible note payable	(1,641)	—
Issuance of preferred stock	1,641	—
Redemption of warrants for common stock	5	—
Other	(60)	(158)

Net cash used in financing activities	(255)	(841)

Net (decrease)/increase in cash and cash equivalents	(46)	213
Cash and cash equivalents, beginning of period	231	337

Cash and cash equivalents, end of period	$185	$550

3e TECHNOLOGIES INTERNATIONAL, INC.

NOTES TO FINANCIAL STATEMENTS

Unaudited Interim Financial Information

The unaudited interim consolidated balance sheet as of June 30, 2006 and the unaudited statements of operations and statements of cash flows for the year-to-date periods ending June 30, 2006 and 2005 have been prepared by EFJ, Inc. pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for interim financial reporting. These statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments and accruals) necessary to present fairly the balance sheet, statements of operations, and statements of cash flows for the periods presented in accordance with accounting principles generally accepted in the United States of America. Operating results for the year to date periods ended June 30, 2006 and 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted in accordance with the SEC’s rules and regulations for interim reporting.

Share-Based Compensation

Prior to January 1, 2006, 3e Technologies International, Inc. (the “Corporation”) accounted for share-based compensation pursuant to the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and accordingly no compensation expense was recorded for stock options or other share-based awards that were granted with an exercise price equal to or above the estimated market value per share of Corporation stock on the grant date. For awards granted with an exercise price less than the market value of the stock on the grant date, the award’s intrinsic value was recorded as deferred compensation and reported as a separate component of stockholders’ deficit. The deferred compensation was amortized to compensation expense over the vesting period of the award.

For the year to date period ended June 30, 2006, share-based compensation expense is considered immaterial.